A-Cert                            Shares

                 TRANSEASTERN PROPERTIES OF SOUTH FLORIDA, INC.

                              A FLORIDA CORPORATION

              SERIES A REDEEMABLE PREFERRED STOCK, PAR VALUE $0.01

                            29,000 SHARES AUTHORIZED

                               Name

                               Number (Shares)****

      of the Series A Redeemable Preferred Stock of Transeastern Properties of South Florida, Inc. which are fully paid and non-assessable and which are








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                    PRESIDENT                                     SECRETARY